UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 27, 2011

Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8800 Technology Forest Place
The Woodlands, Texas 77381
(Address of principal executive
offices and Zip Code)

(281) 863-3000
(Registrant's telephone number,
including area code)
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

•	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

•	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

•	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

•	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 5.01	Change in Control of Registrant
On December 27, 2011, Lexicon Pharmaceuticals, Inc. (“Lexicon”) completed the sale of 142,492,883 shares of its common stock at a subscription price of $1.13 per share pursuant to a pro rata rights offering to its stockholders, resulting in gross proceeds to Lexicon of approximately $161 million. The rights offering was conducted pursuant to an effective registration statement and at the election of Invus, L.P. and Invus C.V. (collectively, “Invus”), pursuant to their rights under the Securities Purchase Agreement, dated June 17, 2007, between Lexicon and Invus, L.P., as amended, supplemented and otherwise modified (the “Securities Purchase Agreement”).
Invus, L.P. and its affiliates (the “Invus Group”) purchased an aggregate of 115,044,247 shares of common stock in the rights offering for an aggregate purchase price of approximately $130 million, increasing their beneficial ownership to approximately 58.3% of Lexicon's outstanding common stock following completion of the rights offering from 48.9% of Lexicon's outstanding common stock prior to completion of the rights offering. The source of funds for the Invus Group's purchase of shares of common stock in the rights offering was funding provided by certain equity funds managed by the Invus Group, which funds were obtained from capital calls to the funds' respective limited partners in respect of previously made commitments.
Item 8.01    Other Events
As a result of the increase in the Invus Group's beneficial ownership above 50% of Lexicon's outstanding common stock, certain restrictions on Invus contained in the Stockholders' Agreement, dated June 17, 2007, between Lexicon and Invus, L.P., as amended, supplemented and otherwise modified (the “Stockholders' Agreement”), have terminated, as discussed below. All other provisions of the Stockholders' Agreement remain in effect.
Board of Directors. Under the Stockholders' Agreement, Invus had the right to designate the greater of three members or 30% (or the percentage of all the outstanding shares of Lexicon's common stock owned by Invus and its affiliates, if less than 30%) of all members of Lexicon's board of directors, rounded up to the nearest whole number of directors. Following the rights offering, Invus has the right to designate a number of directors equal to the percentage of all the outstanding shares of Lexicon's common stock owned by the Invus Group, rounded up to the nearest whole number of directors, at Lexicon's next stockholders' meeting at which directors will be elected. Lexicon's board of directors currently consists of nine members, of which three members were appointed by Invus, L.P. Invus also has the right to require proportionate representation of Invus-appointed directors on the audit, compensation and corporate governance committees of Lexicon's board of directors, to the extent permitted by applicable law and the rules and regulations of the Nasdaq Stock Market. Such committees currently consist of three members each, of which one member of each of the compensation and corporate governance committees are Invus appointees.
Invus' rights with respect to the designation of members of Lexicon's board of directors and its committees will terminate if the percentage of all outstanding shares of Lexicon's common stock owned by Invus and its affiliates falls below 10%. Following the rights offering, Invus may also terminate these provisions at any time.
Standstill Provisions and Sales to Third Parties. Following the rights offering, certain standstill provisions in the Stockholders' Agreement that restricted Invus' ability to purchase or otherwise acquire additional shares of Lexicon common stock from third parties terminated. In addition, restrictions on Invus' ability to sell any shares of Lexicon common stock to third parties that are not affiliated with Invus if, to Invus' knowledge, such transfer would result in any such third party (or any person or group including such third party) owning more than 14.9% of the total number of outstanding shares of Lexicon's common stock, have also been terminated.
Voting Obligations. Pursuant to the Stockholders' Agreement, Invus was obligated to, in any election of persons to serve on Lexicon's board of directors, vote all of the shares of common stock held by the Invus Group in favor of the directors nominated by Lexicon's board of directors.  In addition, with respect to all other matters submitted to a vote of the holders of Lexicon's common stock, Invus was obligated to vote any shares that it acquired from third parties after June 17, 2007 in excess of 40% (or, if higher, its then pro rata amount) of the total number of outstanding shares of common stock, as permitted by the standstill provisions of the Stockholders' Agreement, in the same proportion as all the votes cast by other holders of Lexicon's common stock. Invus' voting obligations pursuant to the Stockholders' Agreement terminated following the rights offering.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.

Date: December 30, 2011	By:	/s/ Brian T. Crum
Brian T. Crum
Vice President and General Counsel